SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant |_|
Filed by a Party other than the Registrant |_|

Check the appropriate box:

|_|   Preliminary Proxy Statement
|_|   Confidential, for Use of the Commission Only
      (as permitted by Rule 14a-6(e)(2)
|X|   Definitive Proxy Statement
|_|   Definitive Additional Materials
|_|   Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                          COLUMBIA LABORATORIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

________________________________________________________________________________
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|   No Fee Required

|_|   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1.    Title of each class of securities to which transaction applies:

            --------------------------------------------------------------------

      2.    Aggregate number of securities to which transaction applies:

            --------------------------------------------------------------------

      3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

            --------------------------------------------------------------------

      4.    Proposed maximum aggregate value transaction:

            --------------------------------------------------------------------

      5.    Total fee paid:

            --------------------------------------------------------------------

|_|   Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number, or the Form or Schedule and the date of its filing.

      1.    Amount previously paid:

            --------------------------------------------------------------------

      2.    Form, Schedule or Registration Statement No.:

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      3.    Filing Party:

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      4.    Date Filed:

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

                          COLUMBIA LABORATORIES, INC.
                           2875 Northeast 191 Street
                            Aventura, Florida 33180
                                 (305) 933-6089

                       ---------------------------------

                    Notice of Annual Meeting of Stockholders
                           To Be Held On May 31, 2000

                       ---------------------------------

To the Stockholders of Columbia Laboratories, Inc.:

      Notice is hereby given that the Annual Meeting of Stockholders (the "Annual Meeting") of Columbia Laboratories, Inc. (the "Company") will be held at the New York Helmsley Hotel, Murray Hill Room, 212 East 42nd Street, New York, New York at 10:00 A.M. on May 31, 2000 for the following purposes:

      1. To elect eight directors who will serve as the Board of Directors of the Company until the next annual meeting of shareholders and the election of their qualified successors;

      2. To consider and act upon a proposal to amend the Certificate of Incorporation of the Company to increase from 40,000,000 to 100,000,000 the aggregate number of authorized shares of the Company's Common Stock, par value $.01 per share ("Common Stock");

      3. To consider and act upon a proposal to amend to the Company's 1996 Long-Term Performance Plan in order to increase the number of authorized shares available under such plan to 4,000,000 and to amend certain other provisions of such plan; and

      4. To transact such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

      The Board of Directors has fixed the close of business on April 20, 2000 as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting and any adjournment thereof.

                                  By Order of the Board of Directors

                                  David L. Weinberg
                                  Secretary

April 28, 2000

      IT IS IMPORTANT THAT THE PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE DATE, SIGN AND COMPLETE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                          COLUMBIA LABORATORIES, INC.
                           2875 Northeast 191 Street
                            Aventura, Florida 33180

                         ------------------------------

                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                           To Be Held On May 31, 2000

                         ------------------------------

      This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Columbia Laboratories, Inc. (the "Company") of proxies to be voted at the Annual Meeting of Stockholders of the Company to be held on May 31, 2000 and at any and all adjournments thereof ("Annual Meeting"), for the purposes listed in the preceding Notice of Annual Meeting of Stockholders. This Proxy Statement and the accompanying proxy card are being distributed on or about April 28, 2000, to holders of the Company's Common and Preferred Stock entitled to vote at the Annual Meeting.

      A stockholder giving a proxy has the power to revoke it at any time before it is exercised at the Annual Meeting by filing with the Secretary of the Company an instrument revoking it, by delivering a duly executed proxy card bearing a later date, or by appearing at the meeting and voting in person. Shares represented by properly executed proxies will be voted as specified by the stockholder. Unless the stockholder specifies otherwise, such proxies will be voted FOR the election of directors nominated in this Proxy Statement, FOR the amendment of the Certificate of Incorporation increasing the number of authorized shares of Common Stock and FOR the amendments of the Company's 1996 Long-Term Performance Plan. The mailing address of the Company's principal office is 2875 Northeast 191 Street, Aventura, Florida 33180.

      In the event that a quorum is present or represented by proxy at the Annual Meeting, but sufficient votes to approve any of the proposals are not received, the persons named as proxies may propose one or more adjournments of the Annual Meeting to permit further solicitation of proxies. Any such adjournment will require the affirmative vote of a majority of the votes cast. The persons named as proxies will vote those proxies which they are entitled to vote FOR any such proposal in favor of such an adjournment.

                               VOTING SECURITIES

      Only holders of the Company's Common Stock, par value $.01 per share (the "Common Stock"), Series A Convertible Preferred Stock (the "Series A Preferred Stock") and Series B Convertible Preferred Stock (the "Series B Preferred Stock"), of record as of the close of business on April 20, 2000, are entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote. Each share of Series A and Series B Preferred Stock is entitled to a number of votes equal to the number of shares of Common Stock into which it is convertible (12.36 for the Series A Preferred Stock and 20.57 for the Series B Preferred Stock). The Series C Convertible Preferred Stock has no voting rights. As of the record date, there were 30,432,926 shares of Common Stock outstanding, 33 shares of Series A Preferred Stock outstanding having voting power equal to 408 shares of Common Stock and 1,630 shares of Series B Preferred Stock outstanding having voting power equal to 33,529 shares of Common Stock. The holders of a majority of the outstanding shares of Common Stock and shares of Common Stock into which the Series A and Series B Preferred Stock is convertible (collectively, the "Shares") shall constitute a quorum.

      A majority of the votes cast by holders of the Shares is required for approval of the proposals, except with respect to the election of directors in which case a plurality of the votes cast is required to elect a director. Abstentions will have the effect of a vote against a proposal. Broker non-votes will have no effect on the vote.

      On April 20, 2000, the last reported sale price of the Company's Common Stock on the American Stock Exchange was $9.31.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

      At the meeting, eight directors will be elected by the stockholders to serve until the next annual meeting of stockholders or until their successors are elected and qualified. The accompanying form of proxy, when properly executed and returned to the Company, will be voted FOR the election as directors of the eight persons named below, unless the proxy contains contrary instructions. Proxies cannot be voted for a greater number of persons than the number of nominees named in the Proxy Statement. Management has no reason to believe that any of the nominees is unable or unwilling to serve, if elected. However, in the event that any of the nominees should become unable or unwilling to serve as a director, the proxy will be voted for the election of such person or persons as shall be designated by the Board of Directors.

      The Board of Directors held nine meetings during the year ended December 31, 1999. The Board of Directors also had three standing committees. The Audit Committee, consisting of James J. Apostolakis, Jean Carvais, M.D., and Robert C. Strauss, met twice during the year ended December 31, 1999. The Audit Committee is responsible for recommending to the Board of Directors the engagement of independent certified public accountants, reviewing the scope of, and the budget for, the annual audit and tax return preparation and reviewing the results of the audit engagement, including the financial statements, with the independent certified public accountants. The Compensation/Stock Option Committee, consisting of Dr. Carvais and Mr. Strauss, met four times during the year ended December 31, 1999. The Compensation/Stock Option Committee is responsible for determining the salaries of senior executives and the granting of options to purchase shares of Common Stock to the Company's employees, directors and consultants. The Finance Committee, consisting of William J. Bologna, Norman M. Meier, Denis M. O'Donnell, M.D., Mr. Apostolakis and Mr. Strauss did not meet during the year ended December 31, 1999. The Finance Committee is responsible for reviewing the Company's finances and recommending potential sources of capital. Each of the directors of the Company participated in at least 75% or more of the meetings of the Board of Directors and Committees held during the year ended December 31, 1999. The Company does not have a standing nominating committee.

Compensation of Directors

      Directors that are not employees of the Company annually receive options to purchase 10,000 shares of Common Stock for serving on the Board of Directors and options to purchase an additional 1,000 shares of Common Stock for each committee served on. No other fees are paid to the non-employee directors. Employee directors receive no additional compensation for serving on the Board of Directors.

Identification of Directors

      The following information is provided for each nominee.

      William J. Bologna (Age 57) has been a director of the Company since inception, Chairman of the Company's Board of Directors since January 1992 and Chief Executive Officer since January 2000. From December 1988 to January 1992, Mr. Bologna served as Vice Chairman of the Company's Board of Directors. In addition, from 1980 to 1991, he was Chairman of Bologna & Hackett ("B&H"), an advertising agency specializing in pharmaceutical products which in the past performed services for various international pharmaceutical companies. B&H ceased operations in May 1991. Prior to 1980, Mr. Bologna was employed by William Douglas McAdams, Inc., a company engaged in the marketing of pharmaceuticals, in a variety of positions, including Senior Vice President. In 1965, Mr. Bologna received his B.S. in Pharmacy from Fordham University. He received an MBA in Finance from Fordham University in 1971.

      James J. Apostolakis (Age 57) has been a director and Vice Chairman of the Company's Board of Directors since January 1999 and President since January 2000. Mr. Apostolakis has been a Managing Director at Poseidon Capital Corporation, an investment banking firm, since February of 1998. Mr. Apostolakis has also served as President of Lexington Shipping & Trading Corporation, a company engaged in shipping operations, since 1973. From 1989 until 1992, Mr. Apostolakis served as a director on the Board of Directors of Grow Group, a paint and specialty chemicals company. From 1982 to 1988, he served as a director for Macmillan, Inc., a publishing and information services company. Mr. Apostolakis received an A.B. in Economics from the University of Pennsylvania in 1962 and an LL.B from Harvard University Law School in 1965.

      Dominique de Ziegler, M.D. (Age 52) has been Vice President--Pharmaceutical Development of the Company since January 1996 and a director since January 1998. Dr. de Ziegler has been employed by the Company since 1992 as Director of Research Development. In addition, from 1988 through 1991, Dr. de Ziegler was an Associate Professor at the Department of Obstetrics and Gynecology, Hospital A. Beclere in Clamart, France. In 1990, Dr. de Ziegler became a Diplomat of the American Board of Obstetrics and Gynecology, Reproductive Endocrinology and Infertility. Dr. de Ziegler is a member of the American Fertility Society, the American Society for Reproductive Endocrinogolists, The American Endocrine Society, the Society of Gynecologic Investigation and the Association Francaise pour l'Etude de la Menopause. Dr. de Zeigler has also been a journal editor and an "ad hoc" reviewer for Fertility Sterility, Human Reproduction, The Journal of In Vitro Fertilization and Embryo Transfer, Contraception Fertilite Sexualite and Reproduction Humaine et Hormone.

      Jean Carvais, M.D. (Age 72) has been a director of the Company since October 1996. Since 1984, Dr. Carvais has been an independent consultant in the pharmaceutical industry. Prior to that time, Dr. Carvais was President of The Research Institute of Roger Bellon, S.A., now a division of Rhone-Poulenc Rorer. As such, he was involved in the development of a line of anti-cancer drugs, including Bleomycin and Adriamycin, as well as a new line of antibiotics and quinolones. Following the acquisition of Roger Bellon, S.A., Dr. Carvais became a member of Rhone-Poulenc's central research committee which directs the company's worldwide research and development activities.

      Norman M. Meier (Age 61) has been a director of the Company since inception and served as President and Chief Executive Officer from inception until January 2000. Beginning in January 2000, Mr. Meier will serve in a non-executive position as Chairman Emeritus. From 1971 to 1977, Mr. Meier was Vice President of Sales and Marketing for Key Pharmaceuticals, Inc., a company which had been engaged in the marketing and sales of pharmaceuticals until its sale to Schering-Plough Corporation in June 1986. From 1977 until June 1986, Mr. Meier served as a consultant to Key Pharmaceuticals, Inc. In 1960, Mr. Meier received his B.S. in Pharmacy from Columbia University. He received his M.S. in Pharmacy Administration from Long Island University in 1964. Mr. Meier is also a director of Universal Heights, Inc.

      Denis M. O'Donnell, M.D. (Age 46) has been a director of the Company since January 1999. Dr. O'Donnell has been a Managing Director at Seaside Advisors LLC, a small cap investment fund, since 1997. From 1995 to 1997, Dr. O'Donnell served as President of Novavax, Inc., a pharmaceutical and drug delivery company. From 1991 to 1995, he was Vice President of IGI, Inc., a company engaged in the marketing of human and animal pharmaceuticals. Currently, Dr. O'Donnell serves on the Board of Directors and the audit committees of both Novavax, Inc. and ELXSI, Inc., a restaurant and water inspection services company, and also serves on the Board of Directors of Ampersand Medical Corporation, a medical diagnostics company.

      Selwyn P. Oskowitz, M.D. (Age 53) has been a director of the Company since January 1999. Dr. Oskowitz has been a clinical professor of obstetrics, gynecology and reproductive biology at Harvard Medical School since 1993. He is a reproductive endocrinologist at, and the Director of, Boston IVF, a fertility clinic with which he has been associated since 1986. Dr. Oskowitz is also a former President of the Boston Fertility Society.

      Robert C. Strauss (Age 58) has been a director of the Company since January 1997. Since December 1997, Mr. Strauss has been the President & Chief Executive Officer of Noven Pharmaceuticals, Inc. Prior to joining Noven, Mr. Strauss was President, Chief Executive Officer and Chairman of the Board of Cordis Corporation. In the past he has held senior positions at Ivax Corporation, Touche-Ross & Company and Food Fair, Inc. Mr. Strauss received undergraduate and graduate degrees in physics and serves on the Board of Trustees for the University of Miami. Mr. Strauss holds a position on the Board of Directors of several companies including Procarda Corporation and Eclipse Surgical Corporation. Mr. Strauss also devotes his time to many civic duties, namely, the United Way of Miami-Dade County.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE ABOVE NOMINEES.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

      The following table sets forth, as of April 20, 2000, certain information concerning ownership of shares of the Common Stock: (i) by persons who are known by the management of the Company to be beneficial owners of more than 5% of the outstanding shares of the Common Stock; (ii) by each director of the Company and each named executive officer; and (iii) by all directors and executive officers of the Company as a group.

      Name of                                       Shares, Nature of Interest
  Beneficial Owner                            and Percentage of Equity Securities(1)
  ----------------                            --------------------------------------
Norman M. Meier (2) ..........................       1,837,850           5.8%
William J. Bologna (3) .......................       3,035,290           9.6%
James J. Apostolakis (4) .....................       1,317,078           4.3%
David L. Weinberg (5) ........................         104,000             *
Dominique de Ziegler (5) .....................         120,000             *
Annick Blondeau (5) ..........................         135,000             *
Howard L. Levine (5) .........................         285,000             *
Jean Carvais (5) .............................          46,000             *
Denis M. O'Donnell ...........................          22,000             *
Selwyn P. Oskowitz ...........................          20,000             *
Robert C. Strauss (5) ........................          51,000             *
The James J. Apostolakis Group (6) ...........       1,524,900           5.0%
   c/o Lexington Shipping and Trading Corp.
   950 Third Avenue, 27th Floor
   New York, New York 10022
The David M. Knott Group (7) .................       1,397,828           4.6%
   485 Underhill Boulevard, Ste. 205
   Syosset, New York 11791-3419
Anthony R. Campbell (8) ......................       1,412,600           4.6%
   c/o TC Management
   237 Park Avenue, Suite 800
   New York, New York
Officers and directors as a group (11 people)        6,973,218          20.5%

----------
*     Represents less than 1 percent.
(1) Includes shares issuable upon exercise of both options and warrants which are currently exercisable or which may be acquired within 60 days and shares issuable upon conversion of the Series A, Series B and Series C Preferred Stock (12.36 for the Series A Preferred Stock, 20.57 for the Series B Preferred Stock and 285.71 for the Series C Preferred Stock).
(2) Includes 1,172,250 shares issuable upon exercise of options and warrants, which are currently exercisable or which may be acquired within 60 days.
(3) Includes 20,570 shares issuable upon conversion of 1,000 shares of Series B Preferred Stock and 71,428 shares issuable upon conversion of 250 shares of Series C Preferred Stock. Includes 1,168,750 shares issuable upon exercise of options and warrants, which are currently exercisable or which may be acquired within 60 days. Includes 198,062 shares beneficially owned by Mr. Bologna's spouse.
(4) Includes 71,428 shares issuable upon conversion of 250 shares of Series C Preferred Stock. Includes 303,750 shares issuable upon exercise of options and warrants which are currently exercisable or which may be acquired within 60 days. Additionally, Mr. Apostolakis has filed a schedule 13D as he may be deemed to have acted as a member of a group with other shareholders (see footnote 6 herein).
(5) Includes shares issuable upon exercise of options, which are currently exercisable or which may be acquired within 60 days, to purchase 100,000 shares with respect to Mr. Weinberg, 120,000 shares with respect to Dr. de Ziegler, 135,000 shares with respect to Dr. Blondeau, 285,000 shares with respect to Dr. Levine, 46,000 shares with respect to Dr. Carvais, 22,000 shares with respect to Dr. O'Donnell, 20,000 shares with respect to Dr. Oskowitz and 50,000 shares with respect to Mr. Strauss.
(6) Based on a Schedule 13D dated July 6, 1998, as amended by an Amendment No. 1 to Schedule 13D dated July 16, 1998, an Amendment No. 2 dated October 2, 1998, an Amendment No. 3 dated November 4, 1998 and an Amendment No. 4 dated December 14, 1998, Messrs. James J. Apostolakis, David Ray and Bernard Marden and, by reference to a Schedule 13D separately filed by David M. Knott, Mr. Knott and certain affiliated entities and, by reference to a Schedule 13D dated separately filed by Mr. Campbell, Mr. Campbell may be deemed to have acted together as a group for certain purposes. The information contained in the
      Schedule 13D reflects that Messrs. Apostolakis, Ray and Marden beneficially own 935,900, 214,000 and 375,700 shares of the Company's Common Stock, respectively. And each has sole voting and dispositive power with respect to all shares beneficially owned by such person. Such persons have indicated that their filings do not constitute an admission that they are members of a "group" for any purpose.
(7) Based on a Schedule 13D dated July 6, 1998, as amended by an Amendment No. 1 to Schedule 13D dated October 2, 1998, an Amendment No. 2 dated November 23, 1998 and an Amendment No. 3 dated December 14, 1998, an Amendment No. 4 dated January 19, 1999 and an Amendment No. 5 dated January 27, 1999, Mr. Knott, Knott Partners, L.P., Dorset Management Corporation and Matterhorn Offshore Fund Limited, along with Messrs. Apostolakis, Ray, Marden and Campbell, may be deemed to have acted together as a group for certain purposes. Such persons have indicated, however, that their filings do not constitute an admission that they are members of a "group" for any purpose. The information contained in the Schedule 13D reflects that Mr. Knott beneficially owns 1,397,828 shares of the Company's Common Stock and
      (a) individually (i) has the sole power to vote and to dispose of (1) 52,120 shares of the Company's Common Stock held in his and his IRA's accounts and (2) 801,008 shares held in the account of Knott Partners, L.P., and (ii) shares with the respective account owners the power to dispose of (but not to vote) 600 shares held by the accounts of Mrs. Knott and her IRA, and (b) as President of Dorset Management Corporation (i) has the sole power to vote and dispose of 448,100 shares of the Company's Common Stock and (ii) shares with the respective account owner the power to vote and dispose of 96,100 shares held in the account of Matterhorn Offshore Fund Limited.
(8) Based on a Schedule 13D dated November 4, 1998, as amended by an Amendment No. 1 dated December 14, 1998, and an Amendment No. 2 dated December 18, 1998, Mr. Campbell, and Messrs. Apostolakis, Ray, Marden and Knott and certain affiliated entities may be deemed to have acted together as a group for certain purposes. The information contained in the Schedule 13D reflects that Mr. Campbell beneficially owns 1,412,600 shares of the Company's Common Stock and has sole voting and dispositive power with respect to all shares beneficially owned by such person. Additionally, Mr. Campbell individually owns 42,500 shares of Common Stock and a trust estate for the benefit of Mr. Campbell's children owns 30,000 shares of Common Stock (as to which Mr. Campbell disclaims beneficial ownership). Mr. Campbell expressly disclaims beneficial ownership of any Common Stock beneficially owned by Messrs. Apostolakis, Ray, Marden or any other person. Such persons have also indicated that their filings do not constitute an admission that they are members of a "group" for any purpose. TC Management, as the general partner of Windsor LP and manager of the TC Managed Account, may be deemed to beneficially own the shares directly owned by Windsor LP and the TC Managed Account. TC Management, Windsor LP and TC Managed Account own 1,382,600, 1,238,800 and 101,300 shares of the Company's Common Stock, respectively.

      As of April 20, 2000, the Company knows of no persons other than shown above who beneficially own or exercise voting or dispositive control over 5% or more of the Company's outstanding Common Stock.

                             EXECUTIVE COMPENSATION

      The tables, graph and descriptive information set forth below are intended to comply with the Securities and Exchange Commission compensation disclosure requirements applicable to, among other reports and filings, annual reports on Form 10-Ks. This information is being furnished with respect to the Company's Chief Executive Officer ("CEO") and its four other executive officers, other than the CEO, whose salary and bonus exceeded $100,000 for the most recent fiscal year (collectively, the "Executive Officers").

Summary Compensation Table

                                 Annual Compensation                Long Term Compensation
                               ------------------------    ---------------------------------------
                                                             Awards        Payouts
                                                           -----------   -----------
                                                           Securities       LTIP        All Other
                                       Salary     Bonus    Underlying      Payouts    Compensation
Name and Principal Position    Year      ($)       ($)      Options(4)       ($)           ($)
---------------------------    ----   --------    -----    ----------      -------     ------------
Norman M. Meier (1)            1999   $350,000      0         20,000          0            0
President and Chief            1998    400,000      0        250,000          0            0
Executive Officer              1997    301,000      0        250,000          0            0

William J. Bologna             1999    350,000      0         20,000          0            0
Chairman of the Board          1998    400,000      0        250,000          0            0
                               1997    294,000      0        250,000          0            0

Dominique de Ziegler           1999    221,800      0         25,000          0            0
Vice President-                1998    221,800      0         25,000          0            0
Pharmaceutical                 1997    221,800      0         25,000          0            0
Development

Howard L. Levine (2)           1999    250,000      0         60,000          0            0
Vice President-                1998    279,198      0         50,000          0            0
Research and Development       1997     82,500      0             --          0            0

David L. Weinberg (3)          1999    189,000      0         25,000          0            0
Vice President-Finance         1998    182,000      0         50,000          0            0
and Administration,            1997     51,000      0         25,000          0            0
Chief Financial Officer,
Secretary and Treasurer

----------
(1) Norman M. Meier served as President and Chief Executive Officer until January 2000.
(2) Howard L. Levine was elected Vice President - Research and Development on September 29, 1997.
(3) David L. Weinberg was elected Vice President - Finance and Administration, Chief Financial Officer, Secretary and Treasurer on September 29, 1997.
(4) These amounts reflect the grant of options under the 1996 Long-Term Performance Plan.

                           Option Grants During 1999

                       Number of   % of Total
                       Securities    Options                            Grant
                       Underlying   Granted to  Exercise                 Date
                        Options     Employees     Price   Expiration    Present
Name                    Granted       in 1999   ($/Share)    Date       Value(1)
--------------------    --------    ---------   --------  ---------   ---------
Norman M. Meier ....     10,000        2.4%       $5.75    3/24/09     $ 33,716
                         10,000        2.4%        8.25     6/2/09       48,375
William J. Bologna .     10,000        2.4%        5.75    3/24/09       33,716
                         10,000        2.4%        8.25     6/2/09       48,375
Dominique de Ziegler     15,000        3.6%        5.75    3/24/09       50,574
                         10,000        2.4%        8.25     6/2/09       48,375
Howard L. Levine ...     50,000       12.0%        5.75    3/24/09      168,580
                         10,000        2.4%        8.25     6/2/09       48,375
David L. Weinberg ..     15,000        3.6%        5.75    3/24/09       50,574
                         10,000        2.4%        8.25     6/2/09       48,375

----------
(1) The estimated grant date present value reflected in the above table is determined using the Black-Scholes model. The material assumptions and adjustments incorporated in the Black-Scholes model in estimating the value of the options reflected in the above table include the following:
      (i) an exercise price equal to the fair market value of the underlying stock on the date of grant, (ii) an option term of three years, (iii) an interest rate of 6% that represents the interest rate on a U.S. Treasury security with a maturity date corresponding to that of the expected option term, (iv) volatility of 86.7% calculated using daily stock prices for the one-year period ending on December 31, 1999 and (v) no annualized dividends paid with respect to a share of Common Stock at the date of grant. The ultimate values of the options will depend on the future price of the Company's Common Stock, which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the Company's Common Stock over the exercise price on the date the option is exercised.

   Aggregated Option Exercises During 1999 and Fiscal Year End Option Values

                                                             Number of Securities        Value of Unexercised
                                                             Underlying Unexercised          In-the-Money
                                                                   Options at                  Options at
                         Shares Acquired    Value               December 31, 1999            December 31, 1999
Name                       on Exercise    Realized         Exercisable  Unexercisable  Exercisable    Unexercisable
----                       -----------    --------         -----------  -------------  -----------    -------------
Norman M. Meier ....           --           $ --            1,122,250       80,000      $1,527,900      $   17,500

William J. Bologna .           --             --             1,118,75      080,000       1,513,900          17,500

Dominique de Ziegler           --             --              145,000       25,000         119,250          26,250

Howard L. Levine ...           --             --              250,000       60,000              --          87,500

David L. Weinberg ..           --             --               75,000       25,000              --          26,250

Employment Agreements

      In January 1996, the Company entered into five-year employment agreements with each of William J. Bologna and Norman M. Meier, to serve as Chairman and President of the Company, respectively. Pursuant to their respective employment agreements, each such employee was entitled to a base salary of $250,000. In addition, each such employee was granted options to purchase 150,000 shares of the Company's Common Stock at an exercise price of $7.25. Pursuant to the terms of such agreements, each employee has agreed to dedicate his services on a substantially full-time basis and has agreed for the term of his agreement and for two years thereafter not to compete with the Company. The employment agreements were amended effective September 15, 1997 to increase the base salary to $400,000. Messrs. Bologna and Meier agreed to a voluntary 25% reduction in base salary for the six month period ending June 30, 1999. Effective January 1, 2000, Mr. Bologna's employment agreement was amended. Under the terms of the amendment, the term of Mr. Bologna's agreement was extended by one year. In January 2000, Mr. Meier's employment agreement was amended. Under the terms of the amendment, Mr. Meier will be employed by the Company for two years beginning January 1, 2000 in a non-executive position with the title Chairman Emeritus at a salary of $200,000 per year.

      In January 2000, the Company entered into a two-year employment agreement with James J. Apostolakis to serve as Vice Chairman and President of the Company. Pursuant to his employment agreement, Mr. Apostolakis is entitled to a base salary of $200,000 per year.

      In July 1995, the Company entered into a three-year employment agreement with Dominique de Ziegler, to serve as Director of Research Development. Pursuant to this agreement, Dr. de Ziegler was paid an annual salary of $203,500. As additional compensation, Dr. de Ziegler was granted options to purchase 25,000 shares of the Company's Common Stock at an exercise prices of $7.25 per share. Pursuant to the terms of such agreement, Dr. de Ziegler agreed to dedicate his services on a substantially full-time basis and has agreed for the term of his agreement and for two years thereafter not to compete with the Company. Dr. de Ziegler's contract expired in July 1998. For the calendar years 1997, 1998 and 1999, Dr. de Ziegler's salary was increased to $221,800. On December 30, 1999, the Company entered into a one-year employment agreement with Dr. de Ziegler to serve as Director of Research Development. Pursuant to this agreement, Dr. de Ziegler will receive an annual salary of $210,000 plus a housing allowance of approximately $36,000.

      The exercise price of all of the options granted pursuant to the aforementioned employment agreements were based on the closing price of the Company's Common Stock on the American Stock Exchange on the day of grant.

Compensation/Stock Option Committee Report

      The principal elements of the Company's executive compensation program include base salary, annual incentive compensation and long-term incentive compensation. Historically, as a result of the size and development stage of the Company, the Company's compensation policies and practices have been informal and subjective and have not been tied to the Company's financial performance.

      Under the supervision of the Compensation/Stock Option Committee, the Company is continuing to develop compensation policies and programs which seek to align closely the financial interests of the Company's senior management with those of the Company and its stockholders, as well as to retain, motivate and reward talented executives who are essential to the Company's long term success within a highly competitive industry. In this regard, the Compensation/Stock Option Committee has from time to time engaged outside consultants to help it analyze competitive compensation levels paid to senior executives and the appropriateness of granting stock options in lieu of other benefits (i.e., cash, pension, profit sharing, etc.). Based upon the recommendation of these consultants and upon its own internal discussion and review, the Compensation/Stock Option Committee has established a compensation program which is designed to provide executives with base salaries competitive with comparable companies in the pharmaceutical industry, as well as incentive based compensation to be awarded upon the achievement of strategic and financial goals of the Company. The Compensation/Stock Option Committee reviews periodically compensation criteria to ensure that they are consistent with the Company's ultimate objective of enhancing stockholder value.

      Base Salary. The base salaries of each of the named executive officers are as stated in their individual employment contracts. In 1997, the employment agreements of Messrs. Bologna and Meier were amended to increase their base salary compensation to $400,000. For the first six months of 1999, Messrs. Bologna and Meier each voluntarily agreed to reduce their base salary by 25%, therefore, earning $350,000 in 1999. Effective January 1, 2000, Mr. Meier's employment contract was amended under which terms Mr. Meier will be employed by the company for two years in a non-executive position at a salary of $200,000 per year.

      Annual Incentive Compensation. During 1993, the Company's stockholders approved an Incentive Compensation Plan covering all employees pursuant to which the Company will award an aggregate of 5% of the Company's pretax earnings for any year to designated Company employees. As a result of the net loss in 1999, no amounts were awarded for 1999.

      Long-term Performance Compensation. Under the 1996 Long-term Performance Plan the Committee grants stock options to senior management and certain key employees. The amount of the grants are based on individual performance, including managerial effectiveness, initiative, teamwork and quality control, and are at such amounts as reflect what the Committee believes are necessary to attract, retain and motivate senior management and other key employees and historically have not been tied to the Company's financial performance. Through the grant of stock options, the objective of aligning senior management's long-range interests with those of the Company and its stockholders are met by providing the executive officers with the opportunity to continue to build a meaningful stake in the Company.

      As additional compensation, in March 1999, Messrs. Meier, Bologna, de Ziegler, Levine and Weinberg were granted options to purchase 10,000, 10,000, 15,000, 50,000 and 15,000 shares of Common Stock, respectively at $5.75 per share. In June 1999, Messrs. Meier, Bologna, de Ziegler, Levine and Weinberg were each granted options to purchase 10,000 shares of Common Stock at $8.25 per share.

      Section 162(m). With certain exceptions, Section 162(m) of the Code denies a deduction to publicly held corporations for compensation paid to certain executive officers in excess of $1 million per executive per taxable year. The Company believes that options granted pursuant to the 1988 Stock Option Plan should qualify for a special transition rule which exempts from the deduction limitations of Section 162(m) compensation paid under certain previously approved plans. One such exception (the "Exemption") applies to certain performance-based compensation provided that such compensation has been approved by stockholders in a separate vote and certain other requirements are met. The Company believes that Stock Options and SARs as well as Restricted Stock awards that constitute Performance Based Awards granted under the 1996 Long-term Performance Plan qualify for the Exemption.

                                      COMPENSATION AND STOCK OPTION COMMITTEE
                                  Dr. Jean Carvais & Robert S. Strauss, Chairman

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      The members of the Compensation/Stock Option Committee serving at any time during 1999 were Dr. Jean Carvais, Director and Robert S. Strauss, Chairman/Director. There were no interlocks during 1999 between any member of the Compensation/Stock Option Committee and any other company.

                     COMPARATIVE PERFORMANCE BY THE COMPANY

                Comparison of Five-Year Cumulative Total Return*
   Columbia Laboratories, Inc., Russell 2000 Index And Value Line Drugs Index
                     (Performance Results Through 12/31/99)

      The Securities and Exchange Commission requires the Company to present a chart comparing the cumulative total stockholder return on its Common Stock with the cumulative total stockholder return of (i) a broad equity market index, and
(ii) a published index or peer group. The following chart compares the Common Stock with (i) the Russell 2000 Index, and (ii) a group of public pharmaceutical companies, and assumes an investment of $100 on January 1, 1995 in each of the Common Stock, the stocks comprising the Russell Index and the stocks of the pharmaceutical companies.

[The following table was represented by a line graph in the printed material]

          Columbia               Russell
          Laboratories, Inc.    2000 Index         Drugs
          -----------------     ----------       ---------
1994          100                 100             100
1995          175.61              128.44          178.96
1996          282.93              149.55          236.68
1997          341.46              182.75          406.34
1998          59.77               177.76          605.3
1999          146.34              209.46          730.51



----------
Assumes $100 invested at the close of trading 12/94 in Columbia Laboratories, Inc. common stock, Russell 2000 Index, and Drugs.
*     Cumulative total return assumes reinvestment of dividends.
Source: Value Line, Inc.
Factual material is obtained from sources believed to be reliable, but the publisher is not responsible for any errors or omissions contained herein.
(1) The total return for each of the Company's Common Stock, the Russell 2000 Index and the pharmaceutical companies assumes the reinvestment of dividends, although dividends have not been declared on the Company's Common Stock.
(2) The pharmaceutical companies include: American Home Products, Amgen, ALZA Corp., Barr Labs, Biogen Inc., Block Drug, Bristol-Myers Squibb, Chiron Corp., Covance, Cygnus, Dura Pharmaceuticals, Elan, Forest Labs, Genzyme, Glaxo Wellcome, Human Genome Sciences, ICN Pharmaceutical, IDEC Pharmaceuticals, Immunex, Inhale Therapeutic Services, IVAX Corp., Jones Pharma, Lilly, Medimmune, Merck, Monsanto, Mylan Labs, PAREXEL International, Perrigo, Pfizer, Pharmaceut. Product Development, Pharmacia & Upjohn, Quintiles Transnational, Smith Kline Beecham, Schering-Plough, SICOR, Warner-Lambert and Watson.

                             ADDITIONAL INFORMATION

Certain Relationships and Related Transactions

      During 1993, the Company loaned Messrs. Meier and Bologna, $80,000 and $110,350, respectively. The notes, which bear interest at 10% per annum and are unsecured but with full recourse, were due on or before December 7, 1996. The due dates of these notes were extended through December 7, 1999. At December 31, 1999 the balances including interest were $128,667 and $178,017, respectively. At April 20, 2000, the above notes remain outstanding.

      In January 1999, the Company raised approximately $6.4 million, net of expenses from the issuance and sale of Series C Convertible Preferred Stock ("Preferred Stock"). The Preferred Stock, sold to twenty-four accredited investors, has a stated value of $1,000 per share. The Preferred Stock is convertible into common stock at the lower of: (i) $3.50 per share of common stock or (ii) 100% of the average of the closing prices during the three trading days immediately preceding the conversion notice. If conversion is based on the $3.50 conversion price, conversion may take place after the underlying common stock is registered. If conversion is based on the alternative calculation, conversion cannot take place for fifteen months. The Preferred Stock pays a 5% dividend, payable quarterly in arrears on the last day of the quarter. In addition, each investor received warrants to purchase 35 shares of stock at $3.50 per share for each $1,000 invested.

      Investors in the Preferred Stock transaction included Norman M. Meier, a director, William J. Bologna, the Company's Chairman of the Board and Chief Executive Officer and James J. Apostolakis, the Company's Vice Chairman of the Board and President who invested $350,000, $250,000 and $250,000, respectively. In addition, Mr. Apostolakis was issued a warrant to purchase 100,000 shares of the Company's common stock at $4.81 per share for his assistance in the placement of the Preferred Stock. In September 1999, Mr. Apostolakis was issued a warrant to purchase 75,000 shares of the Company's common stock at $7.50 per share in exchange for services provided to the Company. In connection with the issuance of the Preferred Stock, the Company received two notes receivable from Messrs. Meier and Bologna for $350,000 and $250,000 respectively. The notes bear interest at 5% per annum and were due on July 28, 1999. Mr. Meier's note was paid in December 1999 with interest through the date of payment and Mr. Bologna's note was paid in January 2000 with interest through the date of payment.

      There are no interlocks between the Company and any other companies.

Certain Other Transactions

      In December 1998, the Company, along with Messrs. Bologna and Meier, entered into an Agreement (the "Agreement") with Messrs. Apostolakis, Ray, Marden, Campbell, Knott and Knott Partners, L.P. (collectively, the "Signing Stockholders") pursuant to which the Company agreed to take certain actions with respect to the nomination of directors to the Board of Directors, the composition of committees of the Board of Directors and certain other matters during the period from the date of the Agreement until immediately preceding the 2000 Annual Meeting of Stockholders (the "Term"). In addition, the Signing Stockholders agreed that they will not engage in proxy contests and certain other stockholder actions during the Term and will vote their Common Stock consistent with the terms of the Agreement, as more fully described below.

      Pursuant to the Agreement, the Board of Directors initially consisted of eight persons, five persons designated by the Company (referred to as the "Incumbent Designees") and three persons designated by the Signing Stockholders (referred to as the "New Designees"). Under the terms of the Agreement, the Company may increase the Board by one member to include as a member one additional person designated by the Company. In addition, the Company will increase the Board by one additional member if the Signing Stockholders designate a fourth person within a specified time period after the date of the Agreement, which person is subject to the approval of a majority of the Incumbent Designees, such approval not to be unreasonably withheld. The Company has agreed not to otherwise change the size of the Board of Directors without the consent of a majority of the New Designees.

      If, however, the aggregate number of shares of the Company's Common Stock beneficially owned by the Signing Stockholders: (a) falls below 9% of the outstanding shares of Common Stock, the Signing Stockholders will have the right to designate only two (2) persons for nomination to the Board of Directors at the next annual meeting of stockholders; (b) falls below 6% of the outstanding shares of Common Stock, the Signing Stockholders will have the right to designate only one (1) person for nomination to the Board of Directors at the next annual meeting of stockholders; and (c) falls below 5% of the outstanding shares of Common Stock, the Signing Stockholders will not have the right to designate any persons for nomination to the Board of Directors at the next annual meeting of stockholders. The number of persons that the Signing Stockholders have the right to designate pursuant to clause (a) and clause (b) above will be increased by one (1) person if the Company has increased the size of the Board to include the person designated as the additional designee by the Signing Stockholders. Should a vacancy arise on the Board of Directors, the vacancy will be filled by the group which originally designated for nomination the person who has ceased to be a director.

Notwithstanding the above, if Mr. Strauss resigns from the Board of Directors at any time when the Company's additional designee is on the Board of Directors or the Signing Stockholders' additional designee is not on the Board of Directors, no action will be taken to replace Mr. Strauss, and the number of members of the Board of Directors will be reduced by one member. If, however, Mr. Strauss resigns from the Board of Directors at any time when the Company's additional designee is not a member of the Board of Directors and the Signing Shareholders' additional designee is on the Board of Directors, a vote of the majority of the entire Board of Directors will be required to fill the vacancy caused by Mr. Strauss's resignation, and thereafter the same vote will be required to approve and elect any successor to the person so elected to replace Mr. Strauss, or any of such person's immediate or subsequent successors.

      Pursuant to the Agreement, the Signing Stockholders have agreed they will vote (a) in favor of the election of the Incumbent Designees to the Board of Directors at the 1998 Annual Meeting and the 1999 Meeting, and any other persons nominated and recommended by the Board of Directors of the Company in any other election of directors and (b) in a manner consistent with the recommendation of the Board of Directors with respect to any other matter brought before stockholders of the Company (whether at a meeting or by written consent) other than a vote with respect to a business combination, sale, lease or exchange of property and assets, recapitalization, authorization or issuance of securities or dissolution involving the Company.

      In addition, for a period of twelve (12) months following the succession to office of the New Designees, the Signing Stockholders will not take any action to remove or seek the removal of Bologna as Chairman of the Board of Directors and Meier as President and Chief Executive Officer. The Signing Stockholders have also agreed that they will not (a) participate in any proxy contests or in any other 13D group, (b) make any proposal or bring any business before any meeting of Stockholders, or (c) call or seek to call any special meeting of stockholders.

      The Company has agreed that during the Term, the Audit Committee and the Compensation Committee will each consist of one of the Incumbent Designees, one of the New Designees and Mr. Strauss (or his successor). There will be no executive committee of the Board of Directors or other committee to which the Board of Directors may otherwise delegate all or any substantial portion of its authority.

      Effective at the 1998 Annual Meeting, the By-Laws of the Company were amended and restated to provide that (a) a supermajority (75%) vote of whole board is required to elect anyone other than Bologna as Chairman and Meier as President and/or Chief Executive Officer for the duration of the Term, (b) a supermajority (75%) vote of whole board is required to remove the Chairman or President for cause and supermajority (66.7%) vote is required to remove Chairman or President without cause, (c) not less than six (6) regular board meetings are to be called by the Chairman or President annually, and (d) no executive or similar committee will be formed.

      The Company paid $60,000 of the Signing Stockholders' reasonable and documented legal fees and expenses incurred by it in connection with the negotiation of the Agreement.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and any persons who own more than ten percent of the Company's Common Stock, to file reports of initial ownership of the Company's Common Stock and subsequent changes in that ownership with the Securities and Exchange Commission and the American Stock Exchange, Inc. Officers, directors and greater than ten-percent beneficial owners are also required to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of the forms furnished to the Company, the Company believes that during the 1999 fiscal year all filings of Forms 3, 4 and 5 were made on a timely basis.

                                   PROPOSAL 2

  Amendment to Certificate of Incorporation to Increase Authorized Common Stock

      The Board of Directors has approved, and recommends to the stockholders for approval at the Annual Meeting, an amendment to the Certificate of Incorporation of the Company to increase from 40,000,000 to 100,000,000 the aggregate number of authorized shares of the Company's Common Stock.

      The proposed amendment would revise Article FOURTH of the Certificate of Incorporation to read in its entirety as follows:

      "The total number of shares of capital stock which the Corporation is authorized to issue is one hundred one million (101,000,000) shares, of which one hundred million (100,000,000) shares shall be denominated Common Stock, $.01 par value per share ("Common Stock"), and one million (1,000,000) shares shall be denominated preferred stock, $.01 par value per share ("Preferred Stock").

      The rights, preferences and limitations of the preferred class of stock of the Corporation, as defined above, are set forth as follows:

      (1) The Preferred Stock may be issued from time to time in one or more series, with such distinctive designations as may be stated in the resolution or resolutions providing for the issue of such stock from time to time adopted by the Board of Directors. The resolution or resolutions providing for the issue of shares of a particular series shall fix, subject to applicable laws and provisions of Article FOURTH hereof, the designations, rights, preferences and limitations of the shares of each such series. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

            (a) The number of shares constituting such series, including the authority to increase or decrease such number, and the distinctive designation of such series;

            (b) The dividend rate of the shares of such series, whether the dividends shall be cumulative and, if so, the date from which they shall be cumulative, and the relative rights of priority, if any, of payment of dividends on shares of such series;

            (c) The right, if any, of the Corporation to redeem shares of such series and the terms and conditions of such redemption;

            (d) The rights of the shares in case of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of such series;

            (e) The voting power, if any, for such series and the terms and conditions under which such voting power may be exercised;

            (f) The obligation, if any, of the Corporation to retire shares of such series pursuant to a retirement or sinking fund or funds of a similar nature or otherwise, and the terms and conditions of such obligation;

            (g) The terms and conditions, if any, upon which shares of such series shall be convertible into or exchangeable for shares of stock of any other classes, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustments, if any; and

      (h) Any other rights, preferences or limitations of the shares of such series."

      As of April 20, 2000, an aggregate of 30,429,926 shares of Common Stock were issued and outstanding, 2,201,143 shares remain reserved for issuance under the Company's 1988 Stock Option Plan, 2,883,500 shares remain reserved for issuance under the Company's 1996 Long-term Performance Plan, 536,478 shares were reserved for issuance under the Company's outstanding stock purchase warrants and 2,217,398 shares were reserved for issuance upon the conversion of the Company's Series A, Series B and Series C Preferred Stock and for a convertible note. Accordingly, only 1,731,555 shares of Common Stock were available for issuance in connection with other corporate purposes.

      The Board of Directors believes that it is in the best interest of the Company and its stockholders to have available an adequate number of additional shares of Common Stock for potential future transactions, including such purposes as asset and stock acquisitions of other companies, equity financings or lease or debt financings in which part of the consideration would likely be warrants to purchase Common Stock, and equity-based compensation for employees. In addition, additional authorized shares will be necessary for the Company to implement the Amendment to the 1996 Long-term Performance Plan being proposed for adoption at the Annual Meeting (see "Amendment to the 1996 Long-term Performance Plan").

      The Authorization of additional Common Stock will not, by itself, have any effect on the rights of holders of the currently outstanding Shares. However, any issuance of additional Common Stock could, depending on the circumstances, affect the existing holders of Shares by diluting per share earnings and voting power of the outstanding Common Stock. The availability of additional Common Stock could also enable the Company to dilute the interests of others that might seek to acquire the Company, thereby rendering such an acquisition less likely and impairing the ability of stockholders of the Company to realize any premium over the market value of their shares that might otherwise be offered in an acquisition transaction.

      Adoption of this proposed amendment requires the affirmative vote of the holders of a majority of all outstanding Shares entitled to vote at the Annual Meeting.

      The Board of Directors believes that the proposed amendment of the Articles of Incorporation is in the best interests of the stockholders and the Company for the reasons stated above.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THIS PROPOSAL.

                                   PROPOSAL 3

                Amendment of the 1996 Long-Term Performance Plan

General

      The Board of Directors has approved and recommends to the stockholders a proposal to amend and restate the 1996 Long-term Performance Plan ("Plan") with such amended Plan to incorporate the following amendments: (i) an increase in the number of authorized shares available for issuance under the Plan from 3,000,000 to 4,000,000; (ii) a restriction on the life of options upon the termination of employees to the lesser of 90 days or the life of the option and
(iii) an extension of the termination date of the 1996 Long-term Performance Plan to March 8, 2010.

      The foregoing amendments incorporated in the Plan are summarized below, and the complete text of the Plan is included in this Proxy Statement as Annex
A. The summary of the amendments is not intended to be a complete description of the amendments, and the summary is qualified in its entirety by the actual text of the Plan to which reference is made.

      The amendments included within this Proposal 3 described below will not be effective unless and until stockholder approval is obtained.

Summary of the Proposed Amendments and Reasons for the Amendments

      This section summarizes the proposed amendments to the Plan, and also describes the Board's reasons for adopting such amendments.

            (1) Increase in Number of Authorized Shares under the Plan. The Board has approved an increase in the number of common stock authorized under the Plan from 3,000,000 to 4,000,000.

      As of April 20, 2000, option grants for 2,649,000 shares were granted and outstanding, and options for 116,500 shares have been exercised. In the absence of an amendment to increase the number of shares authorized under the Plan, there would be only 234,500 shares remaining available for grant under the Plan. If Proposal 3 is adopted, there will be 1,234,500 shares of common stock available for grant under the Plan.

      The Company uses stock option grants as an integral part of its compensation program for executives and employees. By doing so, the Company believes it links compensation throughout the organization to the Company's performance. The Board believes that this program has been an important factor in the Company's attracting and retaining employees of outstanding ability and promoting the identification of such employees' interests with those of the Company's stockholders. For these reasons, the Board believes that it is appropriate to continue such practice in the future through the use of stock options.

            (2) Inserting a New Section "Termination of Employment". The Board has approved the addition of a new section that would limit the life of exercisable options to the earlier of 90 days from the date of termination of employment or the life of the option for employees terminated without cause and would forfeit any non-exercisable options on the date of termination.

      Currently, all options once granted remain alive for a period of ten years even if employees resign or are terminated without cause. The Board believes that the addition of this new section will help to retain valuable employees because they will understand that they will retain their stock option grants for the entire ten year life of the grant only if they remain with the Company.

            (3) Extension of Termination Date to March 8, 2010. The Board has approved an amendment extending the termination date of the Plan to March 8, 2010, which is ten years from the date the Board adopted such amendment. The Board believes that it is prudent and appropriate to extend the Plan's termination date for ten years, to March 8, 2010, to avoid interruptions or complications that might arise in 2006, the current termination date, in the absence of stockholder approval to extend the Plan's termination date at that time.

Summary of the Option Plan

      Set forth below is a summary of the principal terms of the Plan, as proposed for amendment. The complete text of the Plan is included as Annex A. The Summary set forth below is not intended to be a complete description of the Plan, and the summary is qualified in its entirety by the actual text of the Plan to which reference is made.

      Unless earlier terminated by the Board, the Plan will expire on March 8, 2010. Such termination will not affect the validity of any option grant or stock award outstanding on the date of termination.

      The Plan is administered by the Compensation/Stock Option Committee of the Board of Directors (the "Committee"). The Committee, by majority action thereof, is authorized, in its sole discretion to determine the individuals ("Participants") to whom awards will be granted, the type and amount of awards and the terms of awards; to interpret the Plan; to prescribe, amend and resign rules and regulations relating to the Plan; to provide for conditions and assurances deemed necessary or advisable to protect the interest of the Company, and to make all other determinations necessary or advisable for the administration of the Plan to the extent not contrary to the express provisions of the Plan.

      Under the terms of the Plan, and as determined by the Committee in its sole discretion, Participants will be eligible to receive (a) stock options ("Stock Options"), which may be options that qualify as incentive stock options within the meaning of Section 422 of the Code ("ISOs") or options that do not qualify as ISOs ("NSOs"), (b) stock appreciation rights ("SARs") and/or (c) restricted shares of Common Stock ("Restricted Stock"), or any combination thereof, provided, however, that only employees of the Company or any subsidiary corporation of the Company will be eligible to receive ISOs.

Stock Options

      Stock Options enable the Participant granted such Stock Options to purchase shares of Common Stock at the exercise price established on the date of grant. ISOs and NSOs may be granted under the Plan. The exercise price of a Stock Option may not be less than the Fair Market Value of the Common Stock on the date of grant, provided, however, that in the case of an ISO granted to a holder of capital stock of the Company (or any subsidiary or parent corporation) representing 10% or more of the voting power of the Company (or any subsidiary or parent corporation) (" a 10% Holder"), the exercise price of such ISO may not be less than 110% of the Fair Market Value of the Common Stock on the day of grant. The "Fair Market Value" is defined for purposes of the Plan as the closing price on the principle market for the stock (currently, the American Stock Exchange) on the day of grant. In order to obtain the underlined shares, a Participant must pay the full exercise price to the Company at the time of exercise. At the discretion of the Committee, determined at the time of grant, the exercise price may be paid in any combination of cash and/or Common Stock. No person may be granted ISOs under the Plan that are first exercisable during any calendar year for shares having an aggregate Fair Market Value as of the date of grant of more than $100,000. ISOs and NSOs may be granted with terms of no more than ten years from the date of grant, provided, however, in the case of an ISO granted to a 10% Holder, the term of the ISO must be no more than five years from the date of grant. Any shares as to which a Stock Option expires or is canceled may be subject to a new option.

SARs

      A SAR gives to the Participant granted such SAR a right to receive, at the time of exercise, cash, Common Stock, or a combination thereof, equal in value to the difference between the Fair Market Value of Common Stock on the date of exercise of the SAR and the base price established by the Committee therefor on the day of grant. The base price established for any SAR shall not be less than the Fair Market Value of Common Stock on the date of grant. The Committee may impose any limitation that it may determine in its sole discretion on the maximum amount of appreciation to be paid pursuant thereto. A SAR may be granted either independent of, or in conjunction with, any Stock Option. If granted in conjunction with a Stock Option at the sole discretion of the Committee, a SAR may either be exercised (a) in lieu of the exercise of such Stock Option, (b) in conjunction with the exercise of such Stock Option, or (c) upon lapse of such Stock Option. The expiration date of a SAR shall be established by the Committee.

Restricted Stock

      The Committee may issue shares of Restricted Stock, which may or may not constitute Performance-Based Awards as described below, to a Participant at a purchase price, if any, determined by the Committee. Such Restricted Stock may be subject to forfeiture or repurchase in the event of the termination of employment within a specific period, or in the event any other conditions specified by the Committee at the time of grant are not subsequently met. Such conditions may include conditions based on individual or Company performance. During the period of restriction, a Participant owning Restricted Stock shall be entitled to receive and retain all dividends and other distributions made in respect of such stock and to vote such stock without limitations.

Performance-Based Awards

      Restricted Stock granted to employees designated by the Committee under the Plan may be granted in a such that the Restricted Stock constitutes "qualified performance-based compensation" within the meaning of section 162(m) of the Code. As determined by the Committee, either the granting or vesting of such Restricted Stock, (the "Performance-Based Awards") are to be based upon one or more of the following factors: net sales; pretax income before allocation of corporate overhead and bonus; budget; earnings per share; net income; division; group or corporate financial goals; return on stockholders' equity; return on assets; attainment of strategic and operational initiatives; appreciation in and/or maintenance of the price of Common Stock or any other publicly-traded securities of the Company; market share; gross profits; earnings before interest and taxes; earnings before interest; taxes; dividends and amortization; economic value-added models and comparisons with various market indices. With respect to Performance-Based Awards, (i) the Committee will establish in writing the objective performance-based goals applicable to a given fiscal period and the specific employees or class of employees granted such Performance-Based Awards no later than 90 days after the commencement of such period (but in no event after 25% of such period has elapsed) and (ii) no awards will be payable to any Participant for a given fiscal period until the Committee certifies in writing that the objective performance goals (and any other material terms) applicable to such period have been satisfied.

Termination of Employment

            (a) Termination of Participant's Services Other Then For Cause. In the event of any termination of a Participant's services with the Company other than the death or Disability of the Participant, or if the Participant's services are terminated by the Company or any Subsidiary without Cause, or by the Participant for any reason:

                  (1) all unexercisable Stock Options held by the Participant on the date of death or termination of services, as the case may be, shall be immediately forfeited by the Participant; and

                  (2) all exercisable Stock Options held by the Participant on the date of termination of services, shall remain exercisable until the earlier of (i) the end of the 90-day period following the Participant's termination of services, or (ii) the date the Stock Option expires.

            (b) Termination of Participant's Services by the Company or Any Subsidiary for Cause. In the event the Participant's services are terminated by the Company or any Subsidiary for Cause all exercisable and unexercisable Stock Options held by the Participant, and all exercised Stock Options as to which Common Stock has not yet been delivered, at the time of termination of services shall be immediately forfeited by the Participant.

            (c) Committee Discretion. Notwithstanding anything herein to the contrary, in the event of a termination of a Participant's services for any reason, the Committee may, in its sole discretion, provide that:

                  (1) any or all unexercisable Stock Options held by the Participant on the date of termination of services become exercisable and remain exercisable until a date that occurs on or prior to the date the Stock Options expires; and/or

                  (2) any or all exercisable Stock Options held by the Participant on the date of termination of services remain exercisable until a date that occurs on or prior to the date the Stock Option expires.

Change of Control of the Company

      In the event of a "Change of Control" (as defined in the Plan), the following shall occur: (a) Stock Options, if not otherwise exercisable, become immediately exercisable; (b) SARs become, if not otherwise then exercisable, become immediately exercisable; and (c) all outstanding shares of Restricted Stock immediately become vested. The Committee, in its sole discretion, may determine that upon the occurrence of a "change in control", each Stock Option and SAR outstanding under the Plan shall terminate within a specified number of days after notice to the holder, and such holder shall receive, with respect to each share subject to such Stock Option and SAR, an amount of cash or other property, or any combination thereof, equal to the excess of the aggregate fair market value at the time of such transaction of the shares subject to such Stock Option or SAR over the aggregate exercise price therefor. The foregoing provision does not apply to Stock Options and SARs granted to directors or officers subject to Section 16(a) of the Exchange Act within six months prior to a "change in control". A "Change of Control" means, generally, (i) the merger or consolidation of the Company as a result of which the Company is not the surviving entity, (ii) the sale of all or substantially all of the assets of the Company, (iii) the acquisition by another person of 50% or more of the then-outstanding shares of Common Stock, or (iv) the recapitalization, reorganization, dissolution or liquidation of the Company.

Amendment and Termination

      The Plan is to remain in effect until (a) all Common Stock reserved under the Plan shall have been purchased or acquired, (b) the Board terminates the Plan or (c) the tenth anniversary of the date on which the Plan was first approved or extended by the Board, whichever shall first occur. The Board at any time may terminate and, from time to time, may amend or modify the terms of the Plan; provided, however, that no such action of the Board may, without the approval of the stockholders of the Company: (i) increase the total amount of stock, the amount or type of awards, or the limit on total grants to any person, that may be issued under the Plan; (ii) change the provisions of the Plan regarding the minimum price, if any, of awards; or (iii) change the class of persons entitled to participate in the Plan. No amendment, modification or termination of the Plan may in any manner adversely affect any awards therefore granted under the Plan without the consent of the Participant affected thereby. In addition, awards may be substituted or exchanged for other awards under the Plan by mutual agreement of the Company and the Participant.

Certain Federal Income Tax Consequences

      The statements in the following paragraphs of the principal federal income tax consequences of awards under the Plan are based on statutory authority and judicial and administrative interpretations, as of the date of this Proxy Statement, and are subject to change at any time (possibly with retroactive effect). The law is technical and complex and the discussion below represents only a general summary.

Incentive Stock Options

      ISOs granted under the Plan are intended to meet the definitional requirements of Section 422(b) of the Code for "incentive stock options."

      An employee who receives an ISO does not recognize any taxable income upon the grant of such ISO. Similarly, the exercise of an ISO generally does not give rise to federal income tax to the employee, provided that (i) the federal "alternative minimum tax", which depends on the employee's particular tax situation, does not apply and (ii) the employee is employed by the Company from the date of grant of the option until three months prior to the exercise thereof, except where such employment terminates by reason of disability (where the three month period is extended to one year) or death (where the requirement does not apply). If an employee exercises an ISO after these requisite periods, the ISO will be treated as an NSO and will be subject to the rules set forth below under the caption "Non-qualified Options and Stock Appreciation Rights".

      Further, if after exercising an ISO, an employee disposes of the shares of Common Stock so acquired more than two years from the date of grant and more than one year from the date of transfer of the shares of Common Stock pursuant to the exercise of such ISO (the "applicable holding period"), the employee will normally recognize a long-term capital gain or loss equal to the difference, if any, between the amount received for the shares and the exercise price. If, however, an employee does not hold the shares so acquired for the applicable holding period-- thereby making a "disqualifying disposition"--the employee would realize ordinary income on the excess of the fair market value of the shares at the time the ISO was exercised over the exercise price and the balance, if any, would be long-term capital gain (provided the holding period for the shares exceeded one year and the employee held such shares as a capital asset at such time).

      The Company will not be allowed a federal income tax deduction upon the grant or exercise of an ISO or the disposition, after the applicable holding period, of the shares of Common Stock acquired upon exercise of an ISO. In the event of a disqualifying disposition, the Company will generally be entitled to a deduction in an amount equal to the ordinary income included by the employee, provided that such amount constitutes an ordinary and necessary business expense to the Company and is reasonable and the limitations of Sections 280G and 162(m) of the Code (discussed below) do not apply.

Non-Qualified Options and Stock Appreciation Rights

      NSOs granted under the Plan are options that do not qualify as ISOs. An individual who receives an NSO or a SAR will not recognize any taxable income upon the grant as such NSO or SAR. However, the individual generally will recognize ordinary income upon exercise of an NSO in an amount equal to the excess of (i) the fair market value of the shares of Common Stock at the time of exercise over (ii) the exercise price. Similarly, upon the receipt of cash or shares pursuant to the exercise of a SAR, the individual generally will recognize ordinary income in an amount equal to the sum of the cash and the fair market value of the shares received.

      As a result of current Section 16(b) of the Exchange Act, the timing of income recognition may be deferred (generally up to six months following the exercise of an NSO or SAR (i.e., the "Deferral Period")) for any individual who is an officer or director of the Company or a beneficial owner of more than 10% of an any class of equity securities of the Company. Absent a Section 83(b) election (as described below under "Restricted Stock Awards"), recognition of income by an individual will be deferred until the expiration of the Deferral Period, if any.

      The ordinary income recognized with respect to the receipt of shares or cash upon exercise of an NSO or a SAR will be subject to both wage withholding and employment taxes. In addition to the customary methods of satisfying the withholding tax liabilities that arise upon the exercise of a SAR for shares or upon the exercise of an NSO, the Company may satisfy the liability in whole or in part by withholding shares of Common Stock from those that otherwise would be issuable to the individual tendering other shares owned by him or her, valued at their fair market value as of the date that the tax withholding obligation arises.

      A federal income tax deduction generally will be allowed to the Company in an amount equal to the ordinary income included by the individual with respect to his or her NSO or SAR, provided that such amount constitutes an ordinary and necessary business expense to the Company and is reasonable and the limitations of Sections 280G and 162(m) of the Code do not apply.

Restricted Stock Award

      Absent a written election pursuant to Section 83(b) of the Code filed with the Internal Revenue Service within 30 days after the date of transfer of shares of Common Stock under a Restricted Stock award (a "Section 83(b) election"), an individual will recognize ordinary income at the earlier of the time at which
(i) the shares become transferable or (ii) the restrictions that impose a substantial risk of forfeiture of such shares (the "Restrictions") lapse, in an amount equal to the excess of the fair market value (on such date) of such shares over the price paid for the Restricted Stock award, if any. If a Section 83(b) election is made, the individual will recognize ordinary income, as of the transfer date, in an amount equal to the excess of the fair market value of the Common Stock as of the transfer date over the price paid for such Restricted Stock, if any.

      In the case of an employee, the ordinary income recognized with respect to a Restricted Stock award will be subject to both wage withholding and employment taxes. If a Section 83(b) election is made, dividends received on shares which are subject to Restrictions will be treated as dividend income. If a Section 83(b) election is not made, dividends received on shares subject to Restrictions will be treated as additional compensation (and not dividend income) for federal income tax purposes, and, in the case of an employee, will be subject to wage withholding and employment taxes.

      The Company generally will be allowed a deduction for federal income tax purposes in an amount equal to the ordinary income recognized by the individual, provided that such amount constitutes and ordinary and necessary business expense and is reasonable and the limitations of Sections 280G and 162(m) of the Code do not apply.

Change in Control

      As described above, upon a "change in control" of the Company all the then outstanding Stock Options and SARs will immediately become exercisable and all shares of Restricted Stock will immediately become vested. In general, if the total amount of payments to an individual are contingent upon a "change of control" of the Company (as defined in Section 280G of the Code), including payments under the Plan that vest upon a "change in control," or equals or exceeds three times the individual's "base amount" (generally, such individual's average annual compensation for the five complete years preceding the change of control), then, subject to certain exceptions, the payments may be treated as "parachute payments" under the Code, in which case a portion of such payments would be non-deductible to the Company and the individual would be subject to a 20% excise tax on such portion of the payments.

Certain Limitations on Deductibility of Executive Compensation

      With certain exceptions, Section 162(m) of the Code denies a deduction to publicly held corporations for compensation paid to certain executive officers in excess of $1 million per executive per taxable year (including any deduction with respect to the exercise of an NSO or SAR, the disqualifying disposition of stock purchased pursuant to an ISO or the lapse of Restrictions on a Restricted Stock award). One such exception (the "Exemption") applies to certain performance-based compensation provided that such compensation has been approved by stockholders in a separate vote and certain other requirements are met. The Company believes that

Stock Options and SARs as well as Restricted Stock awards that constitute Performance Based Awards granted under the Plan will qualify for the Exemption.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THIS PROPOSAL

                                     GENERAL

      The Board of Directors of the Company knows of no other matters other than those stated in this Proxy Statement that are to be presented for action at the Annual Meeting. If any other matters should properly come before the Annual Meeting, it is intended that proxies in the accompanying form will be voted on any such matter in accordance with the judgment of the persons voting such proxies. Discretionary authority to vote on such matters is conferred by such proxies upon the persons voting them.

      The cost of solicitation of proxies, including expenses in connection with the preparation and mailing of this Proxy Statement, will be borne by the Company. The Company has retained Corporate Investors Communications, Inc. ("CIC") to aid in the solicitation of proxies. For their services CIC will receive a fee estimated at $6,000, plus reimbursement of reasonable out-of-pocket expenses. The Company does not otherwise expect to pay any compensation for the solicitation of proxies, but will reimburse brokers and nominees for their reasonable expenses for sending proxy material to principals and obtaining their proxies. In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies personally or by telephone or by other means of communication.

      The Company will provide, without charge, to each person being solicited by this Proxy Statement, on the written request of any such person, a copy of the Annual Report of the Company on Form 10K for the year ended December 31, 1999 (as filed with the Securities and Exchange Commission), including the financial statements and schedules thereto. All such requests should be directed to David L. Weinberg, Vice President-Finance and Administration, 2875 Northeast 191 Street, Aventura, Florida 33180.

                              STOCKHOLDER PROPOSALS

      Any proposals of stockholders intended to be included in the proxy statement in reliance on Rule 14a-8 of the Exchange Act and presented at the 2001 Annual Meeting of Stockholders must be received by the Company not later than December 31, 2000, in such form as is required by the rules and regulations promulgated by the Securities and Exchange Commission. A proposal submitted by a stockholder outside of the process of Rule 14a-8 for the 2001 Annual Meeting of Stockholders will not be considered timely unless notice of such proposal is received by the Company prior to January 31, 2001. The proxy to be solicited on behalf of the Company's Board of Directors for the 2001 Annual Meeting of Stockholders may confer discretionary authority to vote on any such proposal not considered to have been timely received that nonetheless properly comes before the 2001 Annual Meeting.

                                            By Order of the Board of Directors


                                            David L. Weinberg
                                            Secretary

Date:  April 28, 2000

                                     Annex A


                           COLUMBIA LABORATORIES, INC.
                         1996 LONG-TERM PERFORMANCE PLAN
                     As Amended To Be Effective May 31, 2000

                      Section 1. Establishment and Purpose.

      This is the Columbia Laboratories, Inc. 1996 Long-Term Performance Plan (the "Plan"), providing for the grant to certain designated employees of the Company, non-employee directors and certain other persons performing significant services for the Company of stock-based awards. The purpose of this Plan is to encourage Participants (as defined below) to acquire Common Stock or to earn monetary payments based on the value of such Common Stock on a basis mutually advantageous to Participants and the Company and thus provide an incentive for continuation of the efforts of Participants for the success of the Company and for continuity of employment.

                             Section 2. Definitions.

      Whenever used herein, the following terms shall have the respective meanings set forth below:

            (a) Act means the Securities Exchange Act of 1934, as amended from time to time.

            (b) Award means any Stock Option, Stock Appreciation Right or Restricted Stock granted under the Plan.

            (c) Award Agreement means the written agreement evidencing an Award, which shall be executed by the Company and the Participant.

            (d) Award Date means the date as of which an Award is granted, unless another date is specified in the resolution of the Committee granting such Award.

            (e) Base Price means, in the case of an Option or a Stock Appreciation Right, a price fixed by the Committee at which the Option or the Stock Appreciation Right may be exercised, which shall not be less than 100% of the Fair Market Value of a share of Stock on the date of grant of such Option or Stock Appreciation Right.

            (f) Board means the Board of Directors of the Company.

            (g) Change of Control means the merger or consolidation of the Company with or into another corporation as the result of which the Company is not the continuing or surviving corporation; the sale or other disposition of all or substantially all of the assets of the Company (including the exchange of such assets for the securities of another corporation); the acquisition by another person of 50% or more of the Company's then outstanding shares of voting stock or the recapitalization, reclassification, liquidation or dissolution of the Company; or other transaction involving the Company pursuant to which the Common Stock would be converted into cash, securities or other property.

            (h) Code means the Internal Revenue Code of 1986, as amended from time to time, together with all rules and regulations promulgated thereunder.

            (i) Committee means a committee composed of at Least two members of the Board who, for as long as Rule 16b-3 under the Act and/or any rules promulgated pursuant to Section 162(m) of the Code, or their equivalent(s), are then in effect and applicable with respect to the Plan, shall be "non-employee directors" and/or "outside directors," as respectively applicable, within the meaning of such rule(s) or their equivalent(s) as then in effect.

            (j) Common Stock means the common stock, $.0l par value per share, of the Company.

            (k) Company means Columbia Laboratories, Inc., a Delaware corporation, and its subsidiaries, if any.

            (I) Disability means a physical and/or mental condition that renders a Participant unable to perform the duties of his position on a full-time basis for a period of one hundred eighty (180) consecutive business days.

Disability shall be deemed to exist when certified by a physician selected by the Company or its insurers and acceptable to the Participant or the Participant's legal representative (such agreement as to acceptability not to be withheld unreasonably). The Participant will submit to such examinations and tests as such physician deems necessary to make any such Disability determination.

            (m) Employee means a salaried employee (including officers and directors who are also employees) of the Company.

            (n) Fair Market Value means, when a public market for the Common Stock exists, the average of the high and low reported sales prices of Common Stock on the exchange on which such Common Stock is traded (or such other market as shall constitute the principal trading market for the Common Stock) on the date for which Fair Market Value is being determined (or, if there is no such trading on such date, the last preceding date on which there was such trading). When no public market for the Common Stock of the Company exists, Fair Market Value shall be determined by the Board.

            (o) Immediate Family means a Participant's children, grandchildren, parents, the spouse of any such person, a trust for the benefit of any such person, or a partnership in which such persons are the only partners.

            (p) Incentive Stock Option are those Options intended to qualify as incentive stock options within the meaning of Section 422 of the Code.

            (q) Nonqualified Stock Option means any Option other than an Incentive Stock Option.

            (r) Option means the right to purchase Stock at the Base Price for a specified period of time. For purposes of the Plan, an Option may be an Incentive Stock Option within the meaning of Section 422 of the Code, a Nonqualified Stock Option, or any other type of option.

            (s) Participant means any Employee, non employee director or other person performing significant services for the Company designated by the Committee to participate in the Plan.

            (t) Period of Restriction means the period during which a grant of shares of Restricted Stock is restricted pursuant to Section 11 of the Plan.

            (u) Reporting Person means a person subject to Section 16 of the Act.

            (v) Restricted Stock means Stock granted pursuant to Section 11 of the Plan, but any shares of such Stock shall cease to be Restricted Stock when the conditions to and limitations on transferability under Section 11 have been satisfied or have expired, respectively.

            (w) Retirement means termination of employment with eligibility for normal, early or disability retirement benefits, if any, in effect at the time of such termination of employment.

            (x) Stock means the authorized and unissued shares of Common Stock or reacquired shares of Common Stock held in the Company's treasury.

            (y) Stock Appreciation Right or SAR means the right to receive a payment from the Company equal to the excess of the Fair Market Value of a share of Common Stock at the date of exercise over the Base Price. In the case of a Stock Appreciation Right which is granted in conjunction with an Option, the Base Price shall be the Option exercise price.

            (z) Taxable Event means an event requiring United States Federal, state or local tax to be withheld with respect to an Award hereunder, including but not limited to, the exercise of Nonqualified Stock Options or SARs, the ending of a Period of Restriction with respect to Restricted Stock, or the making by a Participant of an election under Section 83(b) of the Code.

            (aa) Vested or Vesting means, with respect to Options and SARs, that the Options or SARs shall be exercisable; and with respect to Restricted Stock, that the Period of Restriction has ended.

            (ab) Window Period means the third through the twelfth business day following the release for publication of the Company's quarterly or annual earnings reports.

                           Section 3. Administration.

      Except as otherwise provided herein, the Plan will be administered by the Committee. Except as otherwise provided herein, the Committee is authorized in its sole discretion to determine the individuals to whom Awards will be granted, the type and amount of such Awards and the terms (including expiration dates) of grants; to interpret the Plan; to prescribe, amend and rescind rules and regulations relating to the Plan; to provide for conditions and assurance deemed necessary or advisable to protect the interests of the Company, and to make all other determinations necessary or advisable for the administration of the Plan to the extent not contrary to the express provisions of the Plan. The determinations of the Committee shall be made in accordance with the judgment of its members as to the best interests of the Company and its stockholders and in accordance with the purpose of the Plan. A majority of members of the Committee shall constitute a quorum, and all deteminations of the Committee shall be made by a majority of its members. Any determination of the Committee under the Plan may be made without notice or meeting of the Committee, by a writing signed by a majority of the Committee members. Determinations, interpretations, or other actions made or taken by the Committee pursuant to the provisions of the Plan shall be final and binding and conclusive for all purposes and upon all persons whomsoever. The Board of Directors shall be authorized in its sole discretion to act in place of the Committee with respect to grants to Participants who are members of the Committee. The Board of Directors shall be authorized to exercise all rights of the Committee under this Plan with respect to such grants.

         Section 4. Shares Reserved; Calculation of Share Availability.

            (a) There is hereby reserved for issuance under the Plan an aggregate of 4,000,000 shares of Stock, which may be authorized but unissued or treasury shares.

            (b) Calculation of the number of shares remaining available for issuance under the Plan shall be by those methods permissible under the Securities and Exchange Commission's interpretations which result in the greatest number of shares remaining available for issuance, including any permissible methods less restrictive than those set forth in the remainder of this paragraph 4(b). Shares underlying expired, canceled or forfeited Awards (except Restricted Stock) may be restored to the Plan maximum. When SARs are exercised for cash, the number of shares covered by such SARs may be restored to the Plan maximum. When the exercise price of Options is paid by delivery or withholding of shares of Common Stock, the number of shares so delivered may be restored to the Plan maximum to be available solely for the grants to non-Reporting Persons. Restricted Stock issued pursuant to the Plan will be counted against the Plan maximum while outstanding even while subject to restrictions. Shares of Restricted Stock shall not be restored to the Plan maximum if such Restricted Stock is forfeited.

                            Section 5. Participants.

      Participants will consist of such employees and non employee directors of the Company and certain other persons performing significant services for the Company as designated by the Committee in its sole discretion. Designation as a Participant in any year shall not require the Committee to designate such person to receive an Award in any other year or to receive the same type or amount of Award (or on the same terms) as granted to the Participant in any other year or as granted to any other Participant in any year. The Committee shall consider such factors as it deems pertinent in selecting Participants and in determining the type and amount of their respective Awards. Notwithstanding the foregoing, Performance-Based Awards (as defined in Section 20) shall be granted only to key employees selected by the Committee in its sole discretion.

                Section 6. Types of Awards; Limitation on Grants.

            (a) The following Awards may be granted under the Plan: (1) Incentive Stock Options, (ii) Nonqualified Stock Options, (iii) Stock Appreciation Rights or (iv) Restricted Stock, which may or may not qualify as Performance Based Awards, or any combination thereof, all as described below. Except as specifically limited herein, the Committee shall have complete discretion in determining the type and number of Awards to be granted to any Participant, and the terms and conditions which attach to each Award, which terms and conditions need not be uniform as between different Participants. Not with standing the foregoing, only Employees of the Company shall be eligible to receive grants of Incentive Stock Options. All Awards shall be in writing.

            (b) During the ten-year term of the Plan (as defined in Section 17 below), no Participant shall be granted (i) Options and SARs with respect to more than 1,000,000 shares of Stock and (ii) more than 500,000 shares of Restricted Stock (in each case, subject to adjustment pursuant to Section 12).

                   Section 7. Award Date and Award Agreement.

      All Awards granted under the Plan shall be granted as of an Award Date. Promptly after each Award Date, the Company shall notify the Participant of the grant-of the Award, and shall hand deliver or mail to the Participant an Award Agreement, duly executed by and on behalf of the Company, with the request that the Participant execute and return the Agreement within 30 days after the date of mailing or delivery by the Company of the Agreement to the Participant The Award Agreement shall set forth the terms of the Award, including without limitation (to the extent applicable to the particular Award), the amount and type of Award, exercise period, term, restrictions, Vesting schedule and conditions, transferability, and procedures to be followed to exercise the Award. If the Participant shall fail to execute and return the written Award Agreement within said 30-day period, his or her Award may be terminated at the discretion of the Committee, except that if the Participant dies within said 30-day period such Award Agreement shall be effective notwithstanding the fact that it has not been signed prior to death.

                       Section 8. Incentive Stock Options.

      Incentive Stock Options shall consist of Options to purchase shares of Stock at purchase prices not less that I00% of the Fair Market Value of the shares on the Award Date. Said purchase price may be paid by check or, in the discretion of the Committee determined as of an Award Date, by the delivery of shares of Common Stock then owned by the Participant or receivable upon exercise of the Incentive Stock Option. The applicable Award Agreement shall set forth the Vesting schedule, exercise terms and expiration date of the Incentive Stock Option, provided that no Incentive Stock Options shall be exercisable earlier than one year after the date they are granted, and no Incentive Stock Option shall be exercisable after the tenth anniversary of the Award Date. The aggregate Fair Market Value, determined as of the date an Incentive Stock Option is granted, of the Common Stock for which any Participant may be awarded Incentive Stock Options which are first exercisable by the Participant during any calendar year under the Plan or any other stock option plan maintained by the Company shall not exceed $100,000. Notwithstanding any contrary provisions of the Plan, no Incentive Stock Option shall be granted to any Participant who, at the time such Incentive Stock Option is granted, owns (directly, or within the meaning of section 424(d) of the Code) more than ten percent of the total combined voting power of all classes of stock of the Company, unless (a) the exercise price under such Incentive Stock Option is at least 110 percent of the Fair Market Value of a share of Common Stock on the date such Incentive Stock Option is granted and (b) such Incentive Stock Option is not exercisable after the expiration of five years from the date granted. The Participant shall notify the Company in writing, within 30 days, of any disposition (whether by sale, exchange, gift or otherwise) of shares of Common Stock acquired by the Participant pursuant to the exercise of an Incentive Stock Option, within two years from the date of the granting of such Option or within one year of the transfer of such shares to the Participant.

                     Section 9. Nonqualified Stock Options.

      Nonqualified Stock Options shall consist of Options to purchase shares of Stock at purchase prices not less than 100% of the Fair Market Value of the shares on the date the Options are granted. Said purchase price may be paid by check or, at the discretion of the Committee determined as of an Award Date, by the delivery of shares of Common Stock then owned by the Participant or receivable upon exercise of the Nonqualified Stock Option. The terms of the applicable Award Agreement shall set forth the Vesting schedule, exercise terms and expiration date of the Nonqualified Stock Option, provided that no Nonqualified Stock Options shall be exercisable earlier than one year after the date they are granted, and no Nonqualified Stock Option shall be exercisable after the tenth anniversary of the Award Date.

                     Section 10. Stock Appreciation Rights.

      Stock Appreciation Rights may be granted which, at the discretion of the Committee, may be exercised (1) in lieu of exercise of an Option, (2) in conjunction with the exercise of an Option, (3) upon lapse of an Option, (4) independent of an Option, or (5) each of the above in connection with a previously awarded Option under the Plan. If the Option referred to in (1), (2), or (3) above qualified as an Incentive Stock Option pursuant to Section 422 of the Code, the related SAR shall comply with the applicable provisions of the Code and the regulations issued thereunder. At the time of grant, the Committee may establish, in its sole discretion, a maximum amount per share which will be payable upon exercise of a SAR, and may impose such conditions on exercise of a SAR (including, without limitation, the right of the Committee to limit the time of exercise to specified periods) as may be required to satisfy the requirements of Rule 16b-3 (or any successor rule) under the Act. SARs granted to Reporting Persons shall be exercisable not earlier than one year after the date they are granted. At the discretion of the Committee, payment for SARs may be made in cash or Common Stock, or in a combination thereof, provided, however, that payment may be made in cash for SARs exercised by Reporting Persons only upon the condition that such exercise is made during a Window Period. The following will apply upon exercise of a SAR:

            (a) Exercise of SARs in Lieu of Exercise of Options. SARs exercisable in lieu of Options may be exercised for all or part of the shares of Stock subject to the related Option upon the exercise of the right to exercise an equivalent number of Options. A SAR may be exercised only with respect to the shares of Stock for which its related Option is then exercisable.

            (b) Exercise of SARs in Conjunction with Exercise of Options. SARs exercisable in conjunction with the exercise of Option.s shall be deemed to be exercised upon the exercise of the related Options.

            (c) Exercise of SARs Upon Lapse of Options. SARs exercisable upon lapse of Options shall be deemed to have been exercised upon the lapse of the related Options as to the number of shares of Stock subject to the Options.

            (d) Exercise of SARs independent of Options. SARs exercisable independent of Options may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes upon the SARs.

                          Section 11. Restricted Stock.

      Restricted Stock shall consist of Stock issued or transferred under the Plan (other than upon exercise of Stock Options or SARs) at any purchase price less than the Fair Market Value thereof on the date of issuance or transfer, or as a bonus. The terms and conditions of the Vesting of such Restricted Stock shall be set forth in the applicable Award Agreement. As determined by the Committee, Restricted Stock granted under the Plan may be granted in such a manner as to constitute a Performance Based Award. In the case of any Restricted
Stock:

            (a) The purchase price, if any, and the conditions to Vesting will be determined by the Committee.

            (b) Restricted Stock may be subject to (i) restrictions on the sale or other disposition thereof, provided, however, that Restricted Stock granted to a Reporting Person shall, In addition to any other restrictions thereon, not be sold or disposed of for one year following the date of grant; (ii) rights of the Company to reacquire such Restricted Stock from a Participant at the purchase price, if any, originally paid therefor upon termination of the Participant's service with the Company within specified periods; (iii) representation by the Participant that he or she intends to acquire Restricted Stock for investment and not for resale; and (iv) such other restrictions, conditions and terms as the Committee deems appropriate.

            (c) The Participant shall be entitled to all dividends paid with respect to Restricted Stock during the Period of Restriction and shall not be required to return any such dividends to the Company in the event of the forfeiture of the Restricted Stock.

            (d) The Participant shall be entitled to vote the Restricted Stock during the Period of Restriction.

            (e) The Committee shall determine whether Restricted Stock is to be delivered to the Participant with an appropriate legend imprinted on the certificate of if the shares are to be deposited in escrow pending removal of the restrictions.

                      Section 12. Termination of Employment

            a) Termination of Participant's Services Other Than for Cause. In the event of any termination of a Participant's services with the Company other than the death or Disability of the Participant, or if the Participant's services are terminated by the Company or any Subsidiary without Cause, or by the Participant for any reason.

                  1) all unexercisable Stock Options held by the Participant on the date of death or termination of services, as the case may be, shall be immediately forfeited by the Participant; and

                  2) all exercisable Stock Options held by the Participant on the date of termination of services, shall remain exercisable until the earlier of(i) the end of the 90-day period following the Participant's termination of services, or (ii) the date of the Stock Option expires.

            b) Termination of Participant's Services by the Company or any Subsidiary for Cause. In the event the Participant's services are terminated by the Company or any Subsidiary for Cause all exercisable and unexercisable Stock Options held by the Participant, and all exercised Stock Options as to which Common Stock has not yet been delivered, at the time of termination of services shall be immediately forfeited by the Participant.

            c) Committee Discretion. Notwithstanding anything herein to the contrary but subject to the provisions contained in Section 9(d) below, in the event of a termination of a Participant's services for any reason, the Committee may, in its sole discretion, provide that:

                  1) any or all unexercisable Stock Options held by the Participant on the date of termination of services to become exercisable and to remain exercisable until a date that occurs on or prior to the date the Stock Option expires; and/or

                  2) any or all exercisable Stock Options held by the Participant on the date of termination of services to remain exercisable until a date that occurs on or prior to the date the Stock Option expires.

                       Section 13. Adjustment Provisions.

            (a) If the Company shall at any time change the number of issued shares of Common Stock without new consideration to the Company (such as by stock dividends or stock splits), the total number of shares reserved for issuance under this Plan, the maximum number of shares available to a particular Participant (whether as Performance-Based Awards or otherwise), and the number of shares covered by each outstanding Award, shall be adjusted so that the aggregate consideration payable to the Company, if any, and the value of each such Award shall not be changed, provided, however, that (a) each such adjustment with respect to an Incentive Stock Option shall comply with the rules of Section 424(a) of the Code (or any successor provision) and (b) in no event shall any adjustment be made that would render any Incentive Stock Option granted hereunder other than an incentive stock option" as defined in Section 422 of the Code. Awards may also contain provisions for their continuation or for other equitable adjustments after changes in the Common Stock resulting from reorganization, sale, merger, consolidation, issuance of stock rights or warrants or similar occurrence.

            (b) Notwithstanding any other provision of this Plan, and without affecting the number of shares reserved or available hereunder, the Committee may authorize the equitable adjustment of benefits in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate.


                         Section 14. Change of Control.

      Notwithstanding any other provision of this Plan, upon a Change of Control, outstanding Awards shall become immediately and fully exercisable or payable according to the following terms:

            (a) Any outstanding and unexercised Options shall become immediately and fully exercisable, and shall remain exercisable until it would otherwise expire by reason of lapse of time.

            (b) The Committee, in its discretion, may determine that, upon the occurrence of a Change of Control of the Company, each Option and Stock Appreciation Right outstanding hereunder shall terminate within a specified number of days after notice to the holder, and such holder shall receive, with respect to each share of Common Stock subject to such Option or Stock Appreciation Right, an amount equal to the excess of the Fair Maitet Value of such shares of Common Stock immediately prior to the occurrence of such Change in Control over the Base Price per share of such Option or Stock Appreciation Right; such amount to be payable in cash, in one or more kinds of property (including the property, if any, payable in the transaction) or in a combination thereof, as the Committee, in its discretion, shall determine. The provisions contained in the preceding sentence shall be inapplicable to an Option or Stock Appreciation Right granted within six months before the occurrence of a Change in Control if the holder of such option or Stock Appreciation Right is a Reporting Person.

            (c) Any outstanding and unexercised Stock Appreciation Rights (other than such rights which arise pursuant to Section 13(d) hereof) shall become immediately and fully exercisable.

            (d) Any Restricted Stock granted pursuant to Section II (and not forfeited prior to the Change in Control) shall become immediately and fully Vested, and the Committee shall have sole discretion to waive any automatic forfeitures provided with respect to such Restricted Stock arising from the Change in Control. Any shares held in escrow shall be delivered to the Participant, and the share certificates shall not contain the legend referred to in Section 11(e) hereof.

                          Section 15. Transferability.

      Except as otherwise expressly provided in the applicable Award Agreement, each Award granted under the Plan to a Participant shall not be transferable otherwise than by will or the laws of descent and distribution and shall be exercisable, during the Participant's lifetime, only by the Participant. In the event of the death of a Participant, exercise or payment shall be made only:

            (a) By or to the persons named as beneficiaries pursuant to Section 18(a) hereof, or, if none, by or to the executor or administrator of the estate of the deceased Participant or the person or persons to whom the deceased Participant's rights under the Award shall pass by will or the laws of descent and distribution; and

            (b) To the extent that the deceased Participant was entitled thereto at the date of his death.

                               Section 16. Taxes.

      The Company shall be entitled to withhold the amount of any tax attributable to any amounts payable or shares of Stock deliverable under the Plan after giving the person entitled to receive such payment or delivery notice as far in advance as practicable, and the Company may defer making payment or delivery as to any Award if any such tax is payable until indemnified to its satisfaction. The person entitled to any such delivery, whether due to exercise of an Option or SAR, or lapse of restrictions on Restricted Stock, or any other taxable event may, by notice to the Company at the time the requirement for such delivery is first established, elect to have such withholding satisfied by a reduction of the number of shares otherwise so deliverable (a "Stock Withholding Election"), or by delivery of shares of Stock already owned by the Participant, with the amount of shares subject to such reduction or delivery to be calculated based on the Fair Market Value on the date of such taxable event.

                       Section 17. No Right to Employment.

      A Participant's right, if any, to continue to serve the Company as an officer, employee, or otherwise, shall not be enlarged or otherwise affected by his or her designation as a Participant under the Plan.

                Section 18. Duration, Amendment and Termination.

      No Award shall be granted after March 8, 2010; provided, however, that, subject to applicable law, the terms and conditions applicable to any Award granted within such period may ther after be amended or modified by mutual agreement between the Company and the Participant or such other person as may then have an interest therein. Also, by mutual agreement between the Company and a Participant hereunder, Stock Options or other Awards maybe granted to such Participant in substitution and exchange for, and in cancellation of, any Awards previously granted such Participant under this Plan. To the extent that any

Stock Option or other Awards which may be granted within the terms of the Plan would qualify under present or future laws for tax treatment that is beneficial to a recipient, then any such beneficial treatment shall be considered within the intent, purpose and operational purview of the Plan and the discretion of the Committee, and to the extent that any such Stock Options or other Awards would so qualify within the terms of the Plan, the Committee shall have full and complete authority to grant Stock Options or other Awards that so qualify (including the authority to grant, simultaneously or otherwise Stock Options or other Awards which do not so qualify) and to prescribe the terms and conditions (which need not be identical as among recipients) in respect to the grant or exercise of any such Stock Option or other Award under the Plan. The Board may amend the Plan from time to time or terminate the Plan at any time. However, no action authorized by this Section 18 shall reduce the amount of any existing Award or change the terms and condition thereof without the Participant's consent. No amendment of the Plan shall, without approval of the stockholders of the Company, (a) increase the total number of shares which may be issued under the Plan, the amount or type of Awards that may be granted under the Plan or the individual limit set forth in Section 6(b) hereof; (b) reduce the minimum purchase price, if any, of shares of Stock which may be made subject to Awards under the Plan; or (c) modify the requirements as to eligibility for Awards under the Plan.

                      Section 19. Miscellaneous Provisions.

            (a) In connection with an Award, a Participant may name one or more beneficiaries to receive the Participant's benefits, to the extent permissible pursuant to the various provisions of the Plan, in the event of the death of the Participant.

            (b) All obligations of the Company under the Plan with respect to Awards issued hereunder shall be binding on any successor to the Company.

                        Section 20. Stockholder Approval.

      The Plan has an effective amendment date of May 31, 2000, subject to approval by the stockholders of the Company at the Annual Meeting of Stockholders in 2000.

                      Section 21. Performance-Based Awards.

      Restricted Stock granted under the Plan may be granted in a manner such that the Restricted Stock constitutes "qualified performance-based compensation" within the meaning of Section 162(m) of the Code. As determined by the Committee, either the granting or vesting of such Restricted Stock (the "Performance-Based Awards") are to be based upon one or more of the following factors: net sales, pretax income before allocation of corporate overhead and bonus, budget, earnings per share, net income, division, group or corporate financial goals, return on stockholders' equity, return on assets, attainment of strategic and operational initiatives, appreciation in and/or maintenance of the price of Common Stock or any other publicly-traded securities of the Company, market share, gross profits, earnings before interest and taxes, earnings before interest, taxes, dividends and amortization, economic value-added models and comparisons with various stock market indices. With respect to Performance-Based Awards, (i) the Committee shall establish in writing the objective performance-based goals applicable to a given fiscal period and the specific employees or class of employees granted such Performance Based Awards no later than 90 days after the commencement of such fiscal period (but in no event after 25% of such period has elapsed) and (ii) no Awards shall be payable to any Participant for a given fiscal period until the Committee certifies in writing that the objective performance goals (and any other material terms) applicable to such period have been satisfied. With respect to Restricted Stock intended to qualify as Performance-Based Awards, after establishment of a performance goal, the Committee shall not revise such performance goal or increase the amount of compensation payable thereunder (as determined in accordance with Section 162(m) of the Code) upon the attainment of such performance goal. Notwithstanding the preceding sentence, the Committee may reduce or eliminate the number of shares of Common Stock granted or the number of shares of Common Stock vested upon the attainment of such performance goal.

                           Section 22. GovernIng Law.

      The Plan and all rights thereunder shall be governed by and construed in accordance with the laws of the State of Florida, without giving effect to the choice-of-law principles thereof.

                            V FOLD AND DETACH HERE V
--------------------------------------------------------------------------------

                           COLUMBIA LABORATORIES, INC.
                  ANNUAL MEETING OF STOCKHOLDERS - MAY 31, 2000
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                         OF COLUMBIA LABORATORIES, INC.

The undersigned hereby appoints each of William J. Bologna and James J. Apostolakis as Proxies, each with the power to appoint a substitute, to represent and to vote, with all the powers the undersigned would have if personally present, all the shares of Common Stock $.01 par value per share, or, as the case may be, shares of Series A or Series B Convertible Preferred Stock, $.01 par value per share, of Columbia Laboratories, Inc. (the "Company") held of record by the undersigned on April 20, 2000 at the Company's Annual Meeting of Stockholders to be held on May 31, 2000, or at any adjournment or adjournments thereof.

1. Election of Directors:

         |_|  FOR all nominees listed below   |_|  WITHHOLD AUTHORITY
              (except as marked to the             to vote for all nominees
              contrary below).                     listed below.

      --------------------------------------------------------------------------
      (INSTRUCTIONS: to withhold authority to vote for any individual nominee, write that nominee's name in the space provided above.)

      NOMINEES:

      James J. Apostolakis, William J. Bologna, Jean Carvais, M.D., Dominique de Ziegler, M.D., Norman M. Meier, Denis M. O'Donnell, M.D., Selwyn P. Oskowitz, M.D., and Robert C. Strauss.

2. Amend Certificate of Incorporation to increase the number of authorized shares of Common Stock to 100,000,000.

                       |_| FOR |_| AGAINST |_| ABSTAIN

3. Amend Company's 1996 Long-Term Performance Plan to increase authorized shares to 4,000,000 and to amend certain other provisions of such plan

                       |_| FOR |_| AGAINST |_| ABSTAIN

               (continued and to be signed, on the reverse side.)

                            V FOLD AND DETACH HERE V
--------------------------------------------------------------------------------

(continued from other side)

This Proxy, when properly executed will be in the manner directed herein by the undersigned stockholder. If no direction is made, the Proxy will be voted "For" Items 1-3.

                                   DATED: _____________________________________

                                   ____________________________________________
                                                (Signature)

                                   ____________________________________________
                                           (Signature, if held jointly)

                                   When shares are held jointly, each
                                   Stockholder named should sign. If only one signs, his or her signature will be binding. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If the Stockholder is a corporation, the President or Vice President should sign in his or her own name, indicating title. If the Stockholder is a partnership, a partner should sign his or her own name, indicating that he or she is a "Partner."

        PLEASE MARK, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY USING
                             THE ENVELOPE PROVIDED.